Exhibit 99.1

FREIT BOARD OF DIRECTORS APPROVES PLAN OF VOLUNTARY LIQUIDATION TO MAXIMIZE
VALUE FOR STOCKHOLDERS

Current Estimate of Distributions to Stockholders is Approximately $24.44 to $30.03 Per Share;

Representing Significant Premium to Latest Closing Stock Price

HACKENSACK, NJ, May 14, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Trust”) announced today that its Board of Directors (the “Board”) has unanimously approved a plan of voluntary liquidation, which provides for the voluntary liquidation and dissolution of the Trust by the sale, conveyance, transfer or disposition of all of the Trust’s assets (the “Plan”). FREIT intends to file a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) describing the Plan. The Plan is subject to the approval of the Trust’s stockholders, and the Trust plans to convene a meeting of its stockholders in the Fall of 2026 to approve the Plan.

“After a diligent exploration of various strategic alternatives, the Board determined that the voluntary and orderly liquidation of the Trust’s assets is the most attractive path to maximizing stockholder value,” said Ronald Artinian, Chairman of the Board. “The Board and its advisors are focused on maximizing the value of our assets and we look forward to sharing additional details with stockholders.”

The Trust intends to return net proceeds from the sale of its assets to its stockholders when appropriate (in the Board’s discretion), subject to payment of (and the creation of reserves for) the Trust’s liabilities and obligations and the payment of expenses. The Trust has estimated that the net proceeds that will be distributed to the Trust’s stockholders over time in connection with the Plan, taking into account estimated transaction expenses and payment of liabilities, will be in the range of $24.44 per share to $30.03 per share, representing a significant premium to the closing stock price of $15.25 on May 13, 2026, the day prior to announcing the Plan.

“For almost seventy years, FREIT has delivered consistent and attractive returns for investors,” stated Robert S. Hekemian, Jr., Chief Executive Officer. “We are proud of the Company’s legacy and look forward to punctuating it by returning capital to stockholders in a favorable real estate environment. This structure allows for the acceleration of asset sales while establishing the most tax efficient manner for monetizing the Trust’s assets, to the benefit of our stockholders.”

FREIT’s current portfolio includes seven residential properties located in New Jersey and New York, five commercial properties located in New Jersey, and three parcels of vacant land located in New Jersey. FREIT will endeavor to complete the sale, conveyance, transfer or disposition of its assets within 24 months of the date of the adoption of the Plan by FREIT’s stockholders.

This estimate of the aggregate net proceeds to be distributed is subject to certain assumptions and other estimates, which will be described in the Trust’s proxy statement to be utilized in connection with a meeting of the Trust’s stockholders to be convened to approve the Plan. These assumptions and estimates may not prove to be accurate, which could cause the actual distributions to be less or more than this estimated range. In addition, the timing of the sales of the Trust’s assets and distributions is uncertain.

Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc., is acting as financial advisor to the Trust in connection with the Plan.

Additional Information and Where to Find It

This press release relates to the proposed liquidation and dissolution of FREIT, and may be deemed to be solicitation material in respect of the proposed transaction and proposed liquidation and dissolution. In connection with proposed liquidation and dissolution, FREIT will file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), as well as other relevant materials. This press release is not a substitute for the Proxy Statement or for any other document that FREIT has filed or may file with the SEC or send to FREIT’s stockholders in connection with proposed liquidation and dissolution. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF FREIT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED LIQUIDATION AND DISSOLUTION AND RELATED MATTERS. Investors and stockholders will be able to obtain copies of the Proxy Statement and other documents filed by FREIT with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by FREIT with the SEC will also be available, free of charge, on the investor relations page of FREIT’s website at www.freitnj.com. FREIT and its Directors and executive officers may be considered participants in the solicitation of proxies from FREIT’s stockholders with respect to proposed liquidation and dissolution under the rules of the SEC. Information about the Directors and executive officers of FREIT is set forth in FREIT’s annual report on Form 10-K for the fiscal year ended October 31, 2025 filed with the SEC and in other documents filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the possibility that FREIT’s stockholders do not approve the plan of voluntary liquidation; changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction costs, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the possibility of converting to a liquidating trust; the occurrence of any event, change or other circumstances that could give rise to the termination of the plan of voluntary liquidation; industry and economic conditions; FREIT’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of FREIT’s properties, potential illiquidity of FREIT’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of FREIT’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect FREIT and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with FREIT’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in FREIT’s annual report on Form 10-K for the fiscal year ended October 31, 2025 filed with the SEC. FREIT expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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